Exhibit 99.1

MITESCO, INC. SETS STOCK SPLIT DATE, READIES FOR UPLIST,

INCREASES SHAREHOLDER’S EQUITY

Minneapolis, MN. – December 9, 2022, (GLOBE NEWSWIRE) -- via NewMediaWire – Mitesco, Inc. (OTCQB:MITI and www.mitescoinc.com, “the Company”) today announced that the Financial Industry Regulatory Authority, Inc. (FINRA) has notified the Company that it will effect its common split as of trading on December 9, 2022. The reverse split is in a ratio of 50:1, and any fractional shares as a result of the split will be rounded up to a single share. The action was approved by written consent of a majority of its shareholders as of April 12, 2022 and was reported on Form DEF 14-C, which can be found at https://www.sec.gov/Archives/edgar/data/802257/000118518522000425/mitesco20220411_def14c.htm. The Company also filed an amendment to the articles of incorporation to reflect the reverse split.

The authorized shares of common stock will remain at 500,000,000. Immediately after the reverse stock split becomes effective, the Company will have approximately 4.5 million shares of common stock outstanding.

“This is a critical element of our uplisting to the NASDAQ Market as there is a requirement that our common stock meets certain price requirements at the time of the listing. Further, we are resetting our balance sheet and shareholder’s equity such that we will meet those requirements as well,” explained Larry Diamond, CEO. He continued, “We are working with our key investors and lenders to convert a substantial amount of our debt into equity, which acts to both reduce our operating costs from debt service, and the amount of new equity needed to accomplish our listing requirements. All of us in the Company are shareholders, and our interests are full aligned with those of the entire universe of shareholders.”

Mr. Diamond continued, “We also recently made a minor change to the Company’s Bylaws to provide for a quorum of at least 33 1/3% for any meeting of the shareholders of common stock as provided by Nasdaq Rule 5620(c) (the "Amended Bylaws"). Again, another step to be compliant with the rules provided by Nasdaq for listing of our common stock. We are fully committed to the move up to Nasdaq, and we will take all steps to accomplish this, including further adjustments to our capital structure if needed to meet all of the requirements.”

The new symbol will be MITID.  After 20 business days, the symbol will change back to MITI. Stockholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of the Company's common stock will be automatically adjusted. Each paper stock certificate will represent 1/50th of the shares listed thereon.  Those stockholders holding common stock in "street name" will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

All of the Company's options, warrants, and other convertible securities that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities are exercisable or convertible by 50 and multiplying the exercise or conversion price thereof by 50, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

About The Good Clinic™
A wholly owned subsidiary of Mitesco, Inc. (www.mitescoinc.com), The Good Clinic, LLC is a tech-forward, whole-person primary care practice that co-partners with clients ages 12 and older. Staffed by experienced nurse practitioners focused on preventive care, The Good Clinic™ offers clients routine medical care, chronic condition management, acute care, and wellness care services with both in-person and virtual care options. Founded in 2020 and operating six Minnesota clinics with plans to expand nationwide, the executive team includes the key clinical and operational professionals who brought MinuteClinic to scale. Learn more at thegoodclinic.com.

About Mitesco Inc.
Mitesco is building a next-generation healthcare solution, providing healthcare services and technology to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers' expectations are exceeded the business performance does so as well. Mitesco operations and subsidiaries include The Good Clinic, LLC ("The Good Clinic"). The Good Clinic (www.thegoodclinic.com) is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. Learn more at mitescoinc.com and twitter.com/mitescoinc.

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505